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                                                                   EXHIBIT 10(l)

                LINCOLN ELECTRIC HOLDINGS, INC. AND SUBSIDIARIES

                        SUMMARY OF EMPLOYMENT AGREEMENTS


Mssrs. Massaro, Elliott and Stueber entered into employment agreements in July 1993, June 1993 and February 1995, respectively. Those agreements contain many terms that are no longer in effect. Certain terms do, however, survive. Surviving terms grant credited service for purposes of the SERP of 29, 32, and 22 years, respectively, as of their respective dates of hire, assuming a normal retirement age of 60 and service of 45 years at age 65 for all. Messrs. Massaro and Elliott have a participation factor under the SERP of 100%. The agreements for Mssrs. Massaro and Elliott also provide for severance pay equal to one year's base salary if they are terminated without cause. The agreement for Mr. Stueber provides that if he is terminated without cause, prior to his sixth anniversary, he will be entitled to severance pay equal to three times his total compensation (base and bonus) for the preceding year. Thereafter, through his tenth anniversary, severance pay equals one year's total compensation.